Exhibit 10.18.1

PURCHASE AND SALE AGREEMENT

      This Purchase and Sale Agreement (this "Agreement") is made and effective this 27th day of June, 2008 by and between Eastern Avenue Properties, LLC, a Vermont limited liability company with an address of 151 Hastings Hill, St. Johnsbury, VT 05819 ("Purchaser"), and Merchants Bank, a Vermont financial institution with an address of 275 Kennedy Drive, South Burlington, VT 05403 ("Seller").

      NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which each party hereto acknowledges to the other, Purchaser and Seller hereby agree as follows:

      1.    Subject Matter. Purchaser agrees to purchase from Seller, and Seller agrees to sell, transfer and deliver to Purchaser: (a) Approximately 2.94 acres of land, located at and known as 275 Kennedy Drive, South Burlington, VT, as is more particularly described on Exhibit A, attached hereto, with all improvements thereon, including 40,000 +- square foot building currently used as Seller's Operations Center (collectively the "Land & Improvements"); and (b) those items of personal property and fixtures which are described on Exhibit B, attached hereto, as included in the sale (the "Personal Property") (the Land & Improvements and the Personal Property are referred to herein, collectively, as the "Property").

      2.    Purchase Price. The purchase price for the Property to be paid by Purchaser to Seller (the "Purchase Price") is FIVE MILLION SEVEN HUNDRED THOUSAND and 00/100 Dollars ($5,700,000.00), to be allocated as follows:

A.	Land:	$ 222,338.00
B.	Land and Improvements:	$ 463,820.00
C.	Building:	$ 4,021,422.00
C.	Personal Property:	$ 992,420.00

3. Deposit. There is no deposit.

4. Closing.

      A.    The closing hereunder (the "Closing") shall take place on or before August 31, 2008 at a time and location as shall be mutually agreed upon by Purchaser and Seller. Time is of the essence and neither party shall be obligated to extend the date for Closing. At the Closing, (a) the Purchaser shall pay to the Seller, by cash or wire transfer, the Purchase Price, as may be adjusted pursuant to Paragraph 6, below, and (b) the Seller shall deliver to the Purchaser an executed warranty deed and bill of sale for the Property. In addition, the parties shall execute a Vermont Property Transfer Tax Return, Vermont Land Gains Withholding and Tax Returns, if applicable, and such other documents as may be required to complete the transaction contemplated herein.

      B.    Notwithstanding the foregoing provision for Closing on or before August 31, 2008, if Purchaser gives written notice to Seller of its willingness to close on or before June 30, 2008, such notice to be given not later than ten business days prior to

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Purchaser's proposed advanced date for Closing, and if the Closing thereafter occurs on or before June 30, 2008, Seller shall add the following items to the Personal Property included in the sale: Vault and vault door; and Generator.

      5.    Transfer Costs. Purchaser shall be liable for payment of one-third of the Vermont Property Transfer Tax due on account of the sale of the Land & Improvements. Seller shall be liable for payment of two-thirds of the Vermont Property Transfer Tax due on account of the sale of the Land & Improvements. Seller shall be responsible for any land gains tax due on account of the sale of the Land & Improvements. Each party shall pay its own legal fees incurred in connection with this Agreement and the transaction contemplated herein.

6. Adjustments. [NOT APPLICABLE]

7. Possession and Occupancy. Possession and occupancy of the Property shall be given by Seller to Purchaser upon Closing.

      8.    Examination of Title. Purchaser shall promptly cause the title to the Property to be examined. Purchaser shall notify Seller in writing no later than May 30, 2008, of any encumbrances or defects which cause title to the Property to be unmarketable under Vermont law. In the event of notification of such encumbrances or defects, Seller shall have until 30 days from the date of notification, to cure any such encumbrances or defects in order that title to the Property shall be marketable. In the event Seller fails or is otherwise unable to cure any such encumbrances or defects by such date, Purchaser may terminate this Agreement by giving written notice to Seller, and all rights and obligations of the parties hereunder shall terminate. At any time prior to the termination of this Agreement, Purchaser shall have in its sole discretion the right to elect to accept such title as Seller can deliver to the Property in its then condition and to pay therefor the Purchase Price, in which case Seller shall convey such title to the Property.

      It is understood and agreed that the title herein required to be furnished by Seller shall be marketable and the marketability thereof shall be determined in accordance with the Vermont Marketable Title Act (27 V.S.A. §601 et seq.).

9. Conditions to Closing.

      A.    Leaseback. It shall be a condition of closing that Purchaser, as lessor, and Seller, as lessee, shall have entered an absolute net Lease in the form of Exhibit C, attached hereto, providing for a term of ten years, with two five-year renewal options, with annual rental of $483,000 for years 1 - 10, $556,600 for years 11 - 15, and $612,260 for years 16 - 20.

      B.    Financing. It shall be a condition of closing that Purchaser's affiliate, Northeast Kingdom Hotels, Inc. ("NE Hotels"), as borrower, and Seller, as lender, shall have entered a loan agreement providing for a loan of between $3,500,000 - $3,700,000, with a fixed annual interest rate of 6.50%, a term of ten years, and 20-year amortization (the "New Loan"). The New Loan shall be secured by a shared first mortgage of the Comfort Inn property owned by NE Hotels and located in St. Johnsbury, VT (the

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"Comfort Inn Property"). The New Loan shall be guaranteed by Murphy Realty Company, Inc., a Vermont corporation with a place of business in St. Johnsbury, VT. The New Loan shall not be subject to prepayment; provided, however, in the event of sale of the Comfort Inn Property, the mortgage for the New Loan may be transferred to mutually satisfactory alternate property. Seller acknowledges that, in the event that the transaction contemplated herein does not close, all prepayment penalties associated with the New Loan shall be waived by Seller.

      In connection with the New Loan, the Seller, as lender, shall amend its existing $2,900,000 loan to NE Hotels, which is currently secured by the Comfort Inn Property (the "Amended Loan"). The Amended Loan will be restructured with a ten-year term and 20-year amortization, an interest rate of Prime minus 1% with maximum interest rate of 6.60% expiring September 2013 and no change in the expiration date of the existing interest rate cap, and the existing prepayment terms will continue in effect. The Amended Loan shall be secured by a shared first mortgage on the Comfort Inn Property. The Amended Loan will not be guaranteed by Murphy Realty Company, Inc.

      C.    Environmental Information. It shall be a condition of closing that Seller will fully disclose to Purchaser environmental information concerning the Property known to Seller and shall allow Purchaser to perform reasonable, non-destructive environmental due diligence on the Property. Seller shall provide environmental indemnifications as set forth on Exhibit D, attached hereto.

D. Cost Segregation. It shall be a condition of closing that Seller shall cooperate with Purchaser's cost segregation study of the Property.

      10.    Broker. Seller and Purchaser represent and warrant to each other that they have dealt with no agent, finder, broker or other representative in any manner which could result in the other party being liable for any fee or commission in connection with the subject of this Agreement.

      11.    Failure to Close. Seller and Purchaser agree to act in good faith to close the purchase and sale of the Property on the terms and conditions provided herein. Notwithstanding the foregoing, either Seller or Purchaser may terminate this Agreement at any time in the event the purchase or sale of the Property as provided herein becomes economically disadvantageous, and in the event of such termination, this Agreement shall be of no further force or effect and neither party shall have any further rights or obligations hereunder.

      12.    Condemnation. Seller shall promptly notify Purchaser of any notice which Seller receives of any proposed or contemplated condemnation or eminent domain proceeding between the date hereof and the Closing. In the event of any condemnation or proposed condemnation or eminent domain proceeding prior to the Closing, then Purchaser may either: (a) proceed with the Closing for the Property, accept title to such portion of the Property as Seller still owns, and receive an assignment from Seller of all of Seller's claims, remedies and rights against the taking entity and all sums becoming due as a result thereof; or (b) terminate this Agreement by giving notice thereof to the Seller, receive a return of the Deposit and neither Purchaser nor Seller shall

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have any further obligation to the other regarding the Property and this Agreement shall be void and of no further force and effect.

      13.    Condition of Property; Risk of Loss/Insurance; Permits. Purchaser accepts the Property to be conveyed hereunder in an "AS IS," "WHERE IS" condition as of the date of Closing. Seller agrees to disclose to Purchaser the existence of any patent or latent defects in the Property, to the extent the same are known to Seller. Except for any such disclosures, and the environmental disclosures described in Section 9(c), above, NEITHER SELLER NOR ANY OF ITS AGENTS OR PERSONS ACTING ON ITS BEHALF MAKES ANY OTHER REPRESENTATIONS OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE PROPERTY, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY NOT SET FORTH IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. During the period between the date of this Agreement and transfer of title, risk of loss shall be on Seller.

      14.    Binding Effect, Assignment. This Agreement shall be binding upon and inure to the benefit of Seller, Purchaser, and their respective legal representatives, heirs, successors and assigns. Purchaser and Seller each represent that the person executing this Agreement on their behalf has the requisite authority to do so. Neither Purchaser nor Seller may assign its rights and obligations under this Agreement without the other party's written consent; provided, however, that Purchaser may assign this Agreement, without Seller's consent to an entity owned by Peter J. Murphy and/or by members of his immediate family (i.e. parents, spouse, children).

15. Notices. Any notice to be given hereunder shall be in writing and shall be sent postage prepaid by certified U.S. mail, hand delivery, overnight courier or by telecopier addressed as follows:

If to Seller:	With a copy to:

Merchants Bank	Michael G. Furlong, Esquire
Att'n: Geoffrey R. Hesslink	Sheehey Furlong & Behm P.C.
275 Kennedy Drive	30 Main Street, P.O. Box 66
South Burlington, VT 05403	Burlington, VT 05402

If to Purchaser:	With a copy to:

Eastern Avenue Properties, LLC	Peter M. Doremus, Esquire
Att'n: Peter J. Murphy	Doremus Roesler & Kantor
151 Hastings Hill	112 Lake Street, P.O. Box 445
St. Johnsbury, VT 05819	Burlington, VT 05402

or to such other person or address as the party entitled to notice shall have specified by written notice to the other party given in the foregoing manner. Any notices required to be given under this Agreement shall be deemed given upon receipt.

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      16.    Entire Agreement; Amendment. This Agreement embodies the entire agreement and understanding between the Purchaser and the Seller relating to the subject matter hereof and there are no covenants, promises, agreements, conditions or understandings, oral or written, except as herein set forth. This Agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom such amendment, waiver or discharge is to be enforced. This Agreement shall be governed by the laws of the State of Vermont.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement is hereby executed by the parties effective on the date indicated on the first page of this Agreement.

SELLER:
Merchants Bank

/s/ Michael G. Furlong	By:	/s/ Michael R. Tuttle

Witness		Name: Michael R. Tuttle
Its Duly Authorized Agent

PURCHASER:
Eastern Avenue Properties, LLC

/s/ Peter M. Doremus	By:	/s/ Peter J. Murphy

Witness		Name: Peter J. Murphy
Its Duly Authorized Agent

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EXHIBIT A

Property Description

      Being all and the same lands and premises as were conveyed by Daniel J. O'Brien and Leo O'Brien to The Merchants Bank, by Warranty Deed dated December 15, 1978 and recorded at Volume 146, Page 308 of the City of South Burlington Land Records.

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EXHIBIT B

Personal Property

1. Included Items. The following items of personal property and fixtures are expressly included in the sale:

(a)	Bank lobby counter and island
(b)	Bank lobby video security system
(c)	Drive-up window and canopy
(d)	Office area carpeting
(e)	Computer fire suppression system
(f)	Surge protectors

If the Closing occurs on or before June 30, 2008, the following additional items of personal property and fixtures shall be included in the sale:

(g)	Vault and vault door
(h)	Generator

2. Excluded Items. The following items of personal property and fixtures are expressly excluded from the sale:

(a)	Safe deposit boxes
(b)	Office area modular partitions
(c)	Telephone system

If the Closing occurs after June 30, 2008, the following items of personal property shall also be excluded from the sale:

(d)	Vault and vault door
(e)	Generator

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EXHIBIT C

Form of Lease

See attached.

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EXHIBIT D

Environmental Indemnifications

      Seller unconditionally and irrevocably indemnifies and agrees to defend and hold harmless Purchaser and its officers, employees, agents, contractors and those claiming by, through or under Purchaser, from and against all loss, cost and expense (including attorneys' fees) of whatever nature suffered or incurred by Purchaser on account of the release or discharge at, on, from or to the Property, of any hazardous material, including any claims, costs, losses, liabilities and expenses arising from the violation (or claimed violation) of any law, rule, regulation or ordinance or the institution of any action by any party against Seller, Purchaser or the Property based upon nuisance, negligence or other tort theory alleging liability due to the improper generation, storage, disposal, removal, transportation or treatment of any hazardous material or the imposition of a lien on any part of the Property under any law pursuant to which a lien or liability may be imposed on Purchaser due to the existence of any hazardous material. Seller unconditionally and irrevocably guarantees the payment of any fees and expenses incurred by Purchaser in enforcing the liability of Seller and this indemnification should Purchaser prevail in such action. If any remedial work is required because of, or in connection with, any occurrence or event covered by this indemnity, Seller shall either perform or cause to be performed the remedial work in compliance with the applicable law, regulation, order or agreement, or shall promptly reimburse Purchaser for the cost of such remedial work. If Seller elects to perform the remedial work, all remedial work shall be performed by one or more qualified contractors selected by Seller, under the supervision of a qualified consulting engineer selected by Seller. Otherwise, Purchaser shall select the contractor(s) and the consulting engineer. All costs and expenses of such remedial work shall be paid either directly, or in the form of reimbursement to Purchaser, by Seller including without limitation, the charges of such contractor(s) and the consulting engineer, and Purchaser's reasonable attorneys' fees and costs incurred in connection with monitoring or review of such remedial work. If Seller shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, such remedial work, Purchaser may cause such remedial work to be performed, and all costs and expenses thereof, or incurred in connection therewith, shall be covered by this indemnity. All such costs and expenses shall be due and payable upon demand therefor by Purchaser.

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